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                                                                     EXHIBIT 8.1




                                                          Direct Dial:  745-5342
                                                           thelfand@winstead.com


                                ________________


AMRESCO Capital Trust
700 North Pearl Street
Suite 2400
Dallas, Texas 75201


         Re:     REIT Opinion


Ladies and Gentlemen:

         We have acted as counsel to AMRESCO Capital Trust (the "Company") in connection with the initial public offering by the Company and any transactions related thereto and which are described in the Prospectus dated ______________ (the "Prospectus"). This opinion relates to the Company's qualification for federal income tax purposes as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), for taxable years beginning with the taxable year ending December 31, 1998.

         For the purpose of rendering our opinion, we have examined and are relying upon the truth and accuracy, at all relevant times, of the statements and representations contained in the following documents:

         1.      The Declaration of Trust of the Company.

         2.      The Bylaws of the Company.

         3.      The Prospectus.

         4. Representations made to us by officers of the Company in certificates (the "Certificates") dated of even date herewith and delivered to us in connection with the Prospectus or this letter. When such representations involve such matters of law, we have explained the relevant provisions of the Code and Treasury Regulations to the officers in question and are satisfied that they understand such provisions and are capable of making such representations.

         5. Such other books, records and instruments of the Company and entities in which the Company owns an interest as we deemed necessary for purposes of this opinion.
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AMRESCO Capital Trust
__________, 1998
Page 2


         In connection with rendering this opinion, we have assumed to be true and are relying upon, without any independent investigation or review thereof, the following:

         1. The authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and authenticity of the originals of such documents.

         2. The genuineness of all signatures, the due authorization, execution and delivery of all documents by all parties thereto and the due authority of all persons executing such documents.

         Based on our examination of the foregoing items, subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Company was organized in conformity with the requirements for qualification as a REIT under the Code beginning with its taxable year ending December 31, 1998 and its current organization and method of operation should enable it to continue to meet the requirements for qualification and taxation as a REIT for the taxable year ended December 31, 1998. We are of the opinion that the descriptions of the law contained in the Prospectus under the caption "Federal Income Tax Consequences" are correct in all material respects, and the discussion thereunder fairly summarizes the material federal income tax consequences to a holder of shares in the Company. As noted in the Prospectus, the Company's qualification and taxation as a REIT depends upon its ability to meet, through actual annual operating results, certain requirements, including requirements relating to distribution levels and diversity of stock ownership, and the various qualification tests imposed under the Code, the results of which will not be reviewed by us. Accordingly, no assurance can be given that the actual results of the Company's operation for any one taxable year will enable the Company to satisfy the requirements for qualification and taxation as a REIT under the Code.

         In addition to the matters set forth above, this opinion is subject to the following exceptions, limitations and qualifications:

         1. Our opinion expressed herein is based upon our interpretation of the existing provisions of the Code and existing judicial decisions, administrative regulations and rulings and revenue procedures. Our opinion is not binding upon the Internal Revenue Service or courts and there is no assurance that the Internal Revenue Service will not challenge the conclusions set forth herein. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. We undertake no obligation to advise you of changes in law which may occur after the date hereof.

         2. Our opinion is limited to the United States federal income tax matters addressed herein, and no other opinions are rendered with respect to any other matter not specifically set forth in the foregoing opinion.
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AMRESCO Capital Trust
__________, 1998
Page 3


         In the event any one of the statements, representations, or assumptions we have relied upon to issue this opinion is incorrect in a material respect, our opinion might be adversely affected and may not be relied upon.

         We hereby consent to the reference to us under the caption "FEDERAL INCOME TAX CONSEQUENCES" in the Prospectus, and to the filing of this opinion as an Exhibit to the Registration Statement of which the Prospectus is a part.

                                        Very truly yours,

                                        WINSTEAD SECHREST & MINICK P.C.



                                        By:
                                           -------------------------------------
                                           Thomas R. Helfand

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